Exhibit 5.1

December 2, 2016

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Ladies and Gentlemen:

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Partnership, the “Issuers”), the subsidiaries of the Partnership listed on Schedule I (the “Delaware Guarantors”) and Rendezvous Pipeline Company, LLC, a Colorado limited liability company and subsidiary of the Partnership (the “Colorado Guarantor” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $750,000,000 aggregate principal amount of 5.25% Senior Notes due 2025 (the “Notes”) and the issuance by the Guarantors of guarantees with respect to the Notes (the “Guarantees”). The Notes are being issued under an indenture, dated as of December 2, 2016 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture, duplicates of the global notes representing the Notes and the Underwriting Agreement, dated as of November 29, 2016 (the “Underwriting Agreement”), among the Issuers, the Guarantors and the underwriters party thereto. We also have examined the originals, or duplicates or certified or conformed copies, of

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such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is a valid and legally binding obligation of the Trustee.

We have assumed further that (a) the Colorado Guarantor is validly existing and in good standing under the law of the State of Colorado, (b) the Indenture has been duly authorized, executed and delivered by the Colorado Guarantor in accordance with its organizational documents and the law of the State of Colorado and (c) the authorization, execution, delivery and performance by the Colorado Guarantor of the Indenture and the Guarantees, as applicable, do not violate its organizational documents or the law of the State of Colorado or any other applicable jurisdiction (except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Notes have been duly authorized, executed and issued by the Issuers and, assuming due authentication thereof by the Trustee, and upon payment of the consideration therefor and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

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2. The Guarantees have been duly authorized and issued by the Guarantors and, assuming due authentication the Notes underlying such Guarantees by the Trustee, and upon payment of the consideration therefor and delivery in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated December 2, 2016 and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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Schedule I

SUBSIDIARY	STATE OF FORMATION

Green River Processing, LLC	Delaware

QEP Field Services, LLC	Delaware

QEP Midstream Partners GP, LLC	Delaware

QEP Midstream Partners Operating, LLC	Delaware

QEP Midstream Partners, LP	Delaware

QEPM Gathering I, LLC	Delaware

Tesoro Alaska Pipeline Company LLC	Delaware

Tesoro Alaska Terminals LLC	Delaware

Tesoro High Plains Pipeline Company LLC	Delaware

Tesoro Logistics Northwest Pipeline LLC	Delaware

Tesoro Logistics Operations LLC	Delaware

Tesoro Logistics Pipelines LLC	Delaware

Tesoro SoCal Pipeline Company LLC	Delaware